Exhibit 99.1

Edge Therapeutics Receives European Commission Orphan Drug Designation for EG-1962
in the Treatment of Patients with Subarachnoid Hemorrhage

BERKELEY HEIGHTS, N.J. – October 12, 2015 – Edge Therapeutics, Inc. (Nasdaq: EDGE) today announced that the European Commission (EC) has granted orphan drug designation to EG-1962, its lead product candidate, which is in development for treating patients that have suffered an aneurysmal subarachnoid hemorrhage (aSAH), also known as a ruptured brain aneurysm. The designation follows a positive opinion from the European Medicine Agency (EMA) Committee for Orphan Medicinal Products (COMP).

Orphan drug designation by the European Commission provides regulatory and financial incentives for companies to develop and market therapies that treat a life-threatening or chronically debilitating condition affecting no more than five in 10,000 persons in the European Union (EU), and where no satisfactory treatment is currently available. In addition to a 10-year period of marketing exclusivity in the EU following product approval, receiving orphan drug designation provides incentives for companies seeking protocol assistance from the EMA during the product development phase, and direct access to the centralized authorization procedure.

“We are very pleased that the EC has recognized the potential of EG-1962 to improve the outcome of patients that suffer a rupture brain aneurysm. Ruptured brain aneurysms can cause sudden catastrophic consequences for their victim and even with currently available medical therapy, many patients continue to have a dire long-term prognosis,” said Brian A. Leuthner, Edge’s President and Chief Executive Officer. “Edge is committed to developing innovative therapies for serious life-threatening conditions that have the potential to fundamentally improve the lives of patients and reduce the burden on the family these conditions may cause.”

In June, the U.S. Food and Drug Administration (FDA) granted orphan drug designation to EG-1962. Orphan drug designation is granted for novel drugs or biologics to treat rare medical diseases or conditions that affect less than 200,000 people in the United States. The designation qualifies the sponsor for numerous incentives including seven years of market exclusivity after the drug's approval, tax credits for clinical research costs, and application fee reductions.

About Edge Therapeutics, Inc.

Edge Therapeutics is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms in the management of acute, life-threatening neurological conditions. EG-1962, Edge’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, or aSAH, which is bleeding around the brain due to a ruptured brain aneurysm. EG-1964, Edge’s second product candidate, is being evaluated as a potential prophylactic treatment in the management of chronic subdural hematoma, to prevent recurrent bleeding on the surface of the brain.

About EG-1962

EG-1962 is a novel polymeric nimodipine microparticle containing nimodipine suspended in a diluent of hyaluronic acid that utilizes Edge’s proprietary PrecisaTM development platform designed to improve patient outcomes following aSAH. EG-1962 has been granted orphan drug designation by the FDA for the treatment of patients with aSAH.

About aSAH

An aneurysmal subarachnoid hemorrhage, or aSAH, is a brain hemorrhage after which blood from a ruptured aneurysm enters the subarachnoid space, the area between the middle and deepest protective layers of the brain. Approximately 600,000 individuals worldwide suffer an aSAH annually. In the US, approximately 35,000 aSAH patients, with an average age of 52, arrive alive at the hospital each year, and approximately 75% of these patients die or suffer permanent brain damage.

For additional information about Edge Therapeutics, please visit www.edgetherapeutics.com.

Forward-Looking Statements

This press release and any statements of representatives and partners of Edge Therapeutics, Inc. related thereto contain, or may contain, among other things, certain “forward-looking statements” as defined in the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Edge’s control).

Investor Contact:
Allison Wey
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: awey@edgetherapeutics.com